WEB SITE DESIGN CONSULTATION AGREEMENT

This Web Site Design Consultation Agreement (the “Agreement”) is made and effective January 1, 2011,

BETWEEN:	beIT Visual Communications LTD (the "Consultant"), a corporation organized and existing under the laws of the State of Israel

AND:	Fits My Style Inc. (the "Customer"), a corporation organized and existing under the laws of the Nevada

RECITALS

A.
Customer desires to receive the services of Consultant, acting as an independent contractor and not as an employee, joint venture, partner or any other legal relationship, to perform certain services in connection with the development of the Customer’s web site.

B.
For good and valuable consideration, including the mutual agreements and covenants contained in this Agreement, the Consultant and the Customer hereby agree to the following terms, covenants and conditions:

NOW THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following:

1.	SERVICES TO BE PROVIDED BY CONSULTANT

1.1.	Appointment
Customer hereby appoints and retains the services of the Consultant, and Consultant accepts such appointment, to perform the services described in Exhibit “A” attached hereto and made a part hereof, in connection with the design and development of the Customer’s web site (the "Services"). This Agreement shall only cover the specific services described in Exhibit “A” and shall not include any other services that may be performed or provided by the Consultant. Any services beyond those described in Exhibit “A” shall be subject to separate agreement between the parties and a separate schedule of compensation to be paid by Customer for such services. Notwithstanding the above, the parties by written agreement between them may expand the scope of services to be performed subject to this Agreement.

1.2.	Reasonable Diligence
Consultant shall use reasonable diligence to promptly perform the Services described herein and to meet any delivery dates or project deadlines agreed to by the parties and to provide Services that are in compliance with agreed specifications and project parameters. All Services shall be provided in a professional and workmanlike manner and in compliance with standard industry standards and by qualified and experienced personnel secured by the Consultant.

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1.3.	Work Progress
Consultant shall continually communicate with the Customer regarding progress made by the Consultant in performing the Services.

1.4.	Commitment
Consultant represents and warrants that it has no current commitments or obligations that will conflict with or otherwise interfere with or impede the performance of the services called for under this Agreement.

2.	SCHEDULE OF COMPENSATION

Customer shall compensate the Consultant at the rates set forth in the Compensation Schedule attached hereto as Exhibit “B” or as agreed between the parties in any written amendment hereto. Consultant shall provide Customer with monthly invoices for services rendered for the preceding month. All such invoices shall be due and payable within 14 days after receipt thereof by the Customer. Consultant shall be responsible for any and all expenses or costs incurred by Consultant in the performance of the Services and which are not specifically identified in Exhibit “B” attached hereto.

3.	OWNERSHIP AND USE OF PROPRIETARY PROPERTY

3.1.	Proprietary rights acknowledgment
Consultant expressly acknowledges and agrees that any and all proprietary materials created by Consultant in the scope of providing the Services shall be created as “works made for hire” as defined in the US Copyright Act and that Customer shall be the true and lawful sole and exclusive owner of all copyrights and other proprietary rights in and to such items and shall be considered to be the sole and exclusive author of such materials within the meaning of the US Copyright Act. These items shall include, but shall not necessarily be limited to any and all deliverables resulting from the Consultant’s Services under this Agreement, all tangible results and proceeds of the Consultant’s Services, work in progress, records, diagrams, notes, drawings, specifications, schematics, documents, designs, improvements, inventions, discoveries, developments, trademarks, trade secrets, customer lists, databases, software, programs, middleware, applications, solutions, (collectively referred to as "Proprietary Products") conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the Services.

Furthermore, Consultant agrees to execute any and all documents and take all other actions necessary to vest full rights and ownership of such Proprietary Products and the copyrights, patents, or other proprietary rights therefore in the Customer, including but not limited to executing confirmations of the work for hire status of the Consultant, executing copyright assignments irrevocably and fully assigning all copyrights to the Customer. Consultant hereby waives any other rights in and to such Proprietary Products that may attach or arise under any federal, state, local, international laws or the laws of any other country or jurisdiction, including but not limited to so-called "moral rights."

3.2.	Previously Created Work
In the event that Consultant intends or plans to integrate any work that was previously created by the Consultant into any work product to be created in furtherance of the performance of Services hereunder, the Consultant shall first provide written notice to the Customer and seek customers written approval of the incorporation of such items. In the event that Customer consents, in its reasonable discretion, to the incorporation of such items into the work product to be created for the Customer, the Customer is hereby granted a worldwide, royalty free, perpetual, irrevocable license to use, distribute, modify, publish, and otherwise exploit the incorporated items in connection with the work product that is developed for the Customer.

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4.	CONFIDENTIAL INFORMATION

4.1.	Nondisclosure
Consultant will not, during or subsequent to the term of this Agreement, use Customer's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Customer or disclose Customer's Confidential Information to any third party, without the advanced written authorization of Customer. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, limiting access to such information to individuals within its organization that have a bona fide need to know of such information, having each employee of Consultant, if any, with access to any Confidential Information execute a nondisclosure agreement containing provisions and restrictions substantially similar to those contained in this Agreement.

4.2.	Advertising
Consultant shall not be permitted to make any press releases or disclose to any other party, in any marketing or advertising material or any other means of communication, the existence of the relationship between Customer and Consultant or the existence or any terms of conditions of this Agreement.

4.3.	Definitions
For purposes of this Agreement, the term "Confidential Information" means and includes, any and all proprietary information of any nature or kind, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas. technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Customer either directly or indirectly in writing or orally. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by Customer as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

4.4.	Return of Confidential Information
Upon the termination or expiration of this Agreement, or upon Customer's earlier request, Consultant will deliver to Customer all of Customer's property or Confidential Information in tangible form that Consultant may have in Consultant's possession or control.

4.5.	Breach of Confidentiality is a Breach of this Agreement
Consultant agrees that it would be impossible ascertain Customer's damages from any breach of the covenants set forth in this Article IV. As such, Consultant agrees that if Consultant breaches any provision of this Article IV, Customer may chose, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

5.	TERM AND TERMINATION

This Agreement shall continue to be in effect until the earlier of:  (i) the completion of the Scope of Work and (ii) January 31, 2012.  Notwithstanding the foregoing, either party may terminate this Agreement, with or without cause, by providing 45 days' written notice to the other party to this effect.

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Upon the effective date of any termination of this Agreement or expiration thereof, all legal obligation, rights and duties arising out of this Agreement shall terminate except that: (i) Customer shall remain obligated to pay any balance due to the Consultant for services provided hereunder until the date of termination or expiration: (ii) the Confidentiality Restrictions, Ownership of Proprietary Rights Provisions, and Independent Contractor provisions of this Agreement shall continue to apply and shall survive the termination or expiration of this Agreement as ongoing covenants between the parties; (iii) Consultant shall have the continuing obligation to return to the Customer all tangible and intangible property of the customer and all versions of any Proprietary Products of the customer or developed for the Customer during the effectiveness of this Agreement; and (iv) Consultant shall have the ongoing duty and obligation to confirm in writing and take all reasonable steps to secure proprietary right in the Proprietary Products developed pursuant to this Agreement in the name and exclusive ownership of the Customer.

6.	NOTICES

Any notification or written communication required by or contemplated under the terms of this Agreement shall be in writing and shall deemed to be delivered if transmitted via Email at the Email addresses listed below, except for any notice of termination of this Agreement which shall be in writing and sent by US or Israel Mail, Certified Mail, Return Receipt Requested and shall be deemed to have been delivered 14 business days after the date of mailing. Email addresses for such notices shall be:

If To Consultant:	nir@beit.co.il

If To Customer:	info@fitsmystyle.com

7.	ASSIGNMENT

The Services to be performed by Consultant hereunder are personal in nature, and Customer has engaged Consultant as a result of Consultant's unique expertise relating to such Services. Neither this Agreement nor any right, interest, duty or obligation hereunder may be assigned, transferred or delegated by Consultant without the express written consent of Customer which consent may be withheld in the discretion of the Customer.  Customer may assign or transfer this Agreement to any third party without the need to obtain Consultant's consent for such assignment or transfer.

8.	INDEPENDENT CONTRACTOR STATUS

The parties agree that Consultant shall be an independent contractor and not an agent, employee or representative of Customer. Customer shall have no right to direct or control the details of the Consultant’s work. Consultant shall not receive any fringe benefits or other perquisites that the Customer may provide to its employees and Consultant agrees to be responsible for its own business overhead and costs of doing business and to furnish (or reimburse Customer for) all tools and materials necessary to accomplish the services required of the Consultant pursuant to this Agreement, and shall incur all expenses associated with performance, except as expressly provided in Exhibits or amendments to this Agreement. Consultant shall be responsible for paying all taxes on payments received pursuant to this Agreement and that Customer shall have no obligation to withhold taxes from service fees payable to the Consultant hereunder. Consultant hereby indemnifies and holds the customer harmless any obligation that may be imposed on Customer (i) to pay in withholding taxes or similar items or (ii) resulting from Consultant's being determined not to be an independent contractor.

9.	INDEMNIFICATION

Consultant will indemnify Customer and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorney’s fees and costs of suit, arising out of or in connection with, any violation or claimed violation of a third party's rights resulting in whole or in part from Customer's use of the work product of Consultant under this Agreement; provided, that the total liability of Consultant hereunder shall not, under any circumstances whatsoever, exceed the actual compensation received by it hereunder.

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10.	GOVERNIG LAW

In interpreting the terms of this Agreement, the parties agree that the laws of the State of Israel shall be applicable (without giving effect to the applicable conflict of laws rules thereof). All suits permitted to be brought in any court shall be in Tel Aviv Israel.

11.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces all prior discussions, agreements, proposals, understandings, whether orally or in writing, between the parties related to the subject matter of this Agreement. This Agreement may be changed, modified or amended only in a written agreement that is duly executed by authorized representatives of the parties. If any provisions hereof are deemed to be illegal or unenforceable by a court of competent jurisdiction, the enforceability of effectiveness of the remainder of the Agreement shall not be affected and this Agreement shall be enforceable without reference to the unenforceable provision. No party’s waiver of any breach or accommodation to the other party shall be deemed to be a waiver of any subsequent breach.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have duly entered and executed this Agreement as of the day and year first above written and represent and warrant that the party executing this Agreement on their behalf is duly authorized.

CONSULTANT	CUSTOMER

Authorized Signature	Authorized Signature

Nir Bar	Guy Turnowsky, Director
Print Name and Title	Print Name and Title

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EXHIBIT “A”
SCHEDULE OF CONSULTING SERVICES

The Consultant is hired in this Agreement to supply the Customers with Considerations Report regarding the development of a web site including, but not limited to, list of recommended technologies, design considerations, general specifications, development roadmap and an estimate cost and timeline for the development of the production / commercial website (“Commercial Website”).

The Consultant will supply the Customer with a “Proof of Concept” web site (“PoC Website”) that will include very limited capabilities from those that are expected to be available in the Commercial Website. The PoC Website may or may not resemble in its design nor should it include elements that would probably be used in the Commercial Website.

Commencement of work date – January 1, 2011.

Phase	Description	Estimated Duration

Technology to use
Thorough research of currently available technologies that best match The Customers’ needs. This phase results in constructive decisions of which technology/technologies should to be used in any aspects of the production website
6 work weeks

PoC Website Specifications	Producing development specifications and design brief for the development of the PoC Website	4 work weeks

User Interface and Graphic Design	Design of the PoC Website user interface and experience	4 work weeks

Initial Development	Development of the PoC Website	20 work weeks

Alpha release and Debugging Report	Release of an Alpha version of the PoC Website for evaluation and debugging purposes. Preparing the Debugging Report	4 work weeks

Debugging based alterations	PoC Website Debugging Report review (by both Customer and Consultant) in order to decide which bugs should be fixed. Implementing those decisions before the PoC Website is released.	8 work weeks

Public Release	Uploading the PoC Website to a production server and performing pre-release checks. Releasing the PoC Website to the public.	2 work weeks

Considerations Report	Finalizing the Considerations Report	4 work weeks

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EXHIBIT “B”
COMPENSATION TO BE PAID TO CONSULTANT

The compensation to be paid for the Consultant by Customer for supplying the Services described in the Agreement is listed and scheduled in the following table. The schedule listed correlates to the consulting Services phases as they are described in Exhibit A of this agreement. Each payment should be received in full prior the Consultant performs any activity related to the specific phase.  Any delay or failure in transfer of the compensation fees for Consultant may result in changes to the consulting Services schedule described in Exhibit A.

Phase	Compensation	Notes

Technology to use	$3,000 US

PoC Website Specifications	$0 US

User Interface and Graphic Design	$2,000 US

Initial Development	$3,000 US

Alpha release and Debugging Report	$1,000 US

Debugging based alterations	$0 US

Public Release	$1,000 US

Considerations Report	$0 US

Total:	$10,000 US

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